SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
J. C. Penney Company, Inc.

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Commencing on or about May 15, 2019, J. C. Penney Company, Inc. sent the following communication to certain stockholders:

**** IMPORTANT REMINDER ****

Dear Fellow JCPenney Stockholder:

By now, you should have received your proxy material for the 2019 Annual Meeting of Stockholders of J. C. Penney Company, Inc. which is scheduled to be held on May 24, 2019. Our records indicate you have not yet voted your shares at the time of the mailing of this reminder letter.

Each stockholder’s vote is extremely important. There are 4 proposals on the agenda for this year’s Annual Meeting as discussed further in the proxy statement you should have already received.

Your vote is extremely important. PLEASE CAST YOUR VOTE TODAY. The fastest and easiest way to vote is by telephone or over the Internet. Instructions on how to vote your shares over the telephone or Internet are enclosed with this letter. Alternatively, you may sign and return the enclosed voting form in the envelope provided.

WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE TODAY

Your Board of Directors recommends that you vote your shares FOR all proposals. If you sign and return the enclosed proxy card without indicating a different choice, your shares will be voted FOR all proposals. Important information regarding all 4 proposals is contained in the Proxy Statement dated April 1, 2019 which was previously mailed to you and which we urge you to read.

****PLEASE VOTE TODAY****

If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow Sodali LLC, at 1-877-787-9239.

Thank you for your investment in JCPenney and for taking the time to vote your shares.

Sincerely,

Salil R. Virkar, Secretary